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                                  SCHEDULE 13G

                                 (RULE 13d-102)


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934


                               Value America, Inc.
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                                (Name of Issuer)


                         Common Stock, Without Par Value
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                         (Title of Class of Securities)


                                   92038N 10 2
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                                 (CUSIP Number)


                                 April 13, 1999
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             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]     Rule 13d-1(b)

                  [ ]     Rule 13d-1(c)

                  [X]     Rule 13d-1(d)




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     1          Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
                Rex Scatena

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     2          Check the Appropriate Box if a Member of a Group                  (a) [ ]
                                                                                  (b) [ ]

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     3          SEC Use Only

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     4          Citizenship or Place of Organization

                U.S.
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                     Number of                                5          Sole Voting Power

                       Shares                                            6,366,700
                                                      --------------------------------------------------------------------------
                    Beneficially                              6          Shared Voting Power

                      Owned by                                           0
                                                      --------------------------------------------------------------------------
                        Each                                  7          Sole Dispositive Power

                     Reporting                                           6,366,700
                                                      --------------------------------------------------------------------------
                    Person With                               8          Shared Dispositive Power

                                                                         0
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     9          Aggregate Amount Beneficially Owned by Each Reporting Person

                6,366,700
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     10         Check if the Aggregate Amount in Row (9) Excludes Certain Shares  [ ]
                (See Instructions)

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     11         Percent of Class Represented by Amount in Row (9)

                14.2%
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     12         Type of Reporting Person (See Instructions)

                IN
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Answer every item. If an item is inapplicable or the answer is in the negative, so state.


ITEM 1(a)   Name of Issuer:
            Value America, Inc.
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ITEM 1(b)   Address of Issuer's Principal Executive Offices:
            1560 Insurance Lane, Charlottesville, VA  22911
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ITEM 2(a)   Name of Person Filing:
            Rex Scatena
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ITEM 2(b)   Address of Principal Business Office or, if None, Residence:
            380 Mildrod Rd., Earlysville, VA  22936
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ITEM 2(c)   Citizenship:
            U.S.
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ITEM 2(d)   Title of Class of Securities:
            Common Stock
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ITEM 2(e)   CUSIP Number:
            92038N 10 2
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ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d01(b) OR 13d-2(b) OR (c),
        CHECK WHETHER THE PERSON FILING IS A:

            (a)    [ ]     broker or dealer registered under Section 15 of the
                           Exchange Act;

            (b)    [ ]     bank as defined in Section 3(a)(6) of the Exchange
                           Act;

            (c)    [ ]     insurance company as defined in Section 3(a)(19) of
                           the Exchange Act;

            (d)    [ ]     investment company registered under Section 8 of the
                           Investment Company Act;

            (e)    [ ]     an investment adviser in accordance with Rule
                           13d-1(b)(1)(ii)(E);

            (f)    [ ]     an employee benefit plan or endowment fund in
                           accordance with Rule 13d-1(b)(1)(ii)(F);

            (g)    [ ]     a parent holding company or control person in
                           accordance with Rule 13d-1(b)(1)(ii)(G);

            (h)    [ ]     a savings association as defined in Section 3(b) of
                           the Federal Deposit Insurance Act.

            (i)    [ ]     a church plan that is excluded from the definition of
                           an investment company under Section 3(c)(14) of the Investment Company Act;

            (j)    [ ]     group, in accordance with Rule 13d-1(b)(1)(ii)(J);

            If this statement is filed pursuant to Rule 13d-1(c), check this
            box.   [ ]


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ITEM 4. OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a) Amount beneficially owned: 6,366,700.
                                         ----------
          (b) Percent of class: 14.2%.
                                -----
          (c) Number of shares as to which the person has:

               (i) sole power to vote or to direct the vote 6,366,700;
                                                            ---------
               (ii) shared power to vote or to direct the vote   0;
                                                              ----
               (iii) sole power to dispose or to direct the disposition of
                     6,366,700; or
                     ---------
               (iv) shared power to dispose or to direct the disposition of   0.
                                                                           ----
ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

Not Applicable.

ITEM 10. CERTIFICATIONS.

Not Applicable.


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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  February 14, 2000
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                                                       (Date)

                                                  /s/ Rex Scatena
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                                                     (Signature)

                                                      Rex Scatena
                                        ----------------------------------------
                                                   (Name and Title)